SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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                        Date of Report: October 10, 2002

                             TTR TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                    0-22055                     11-3223672
(State or Other Jurisdiction        (Commission                 (IRS Employer
      of Incorporation)             File Number)             Identification No.)

                              575 Lexington Avenue
                            New York, New York 10022
                    (Address of Principal Executive Offices)

                                  212-527-7599
              (Registrant's Telephone Number, including Area Code)

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INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS

      TTR Technologies, Inc. (hereinafter, the "Company") received on October 9, 2002, notice from the staff of Nasdaq (the "Staff") of its decision to delist the Company's common stock, par value $0.001 (the "Common Stock") from the Nasdaq National Market System ("National Market") as of the opening of trading on October 17, 2002. The Staff cited the Company's failure to meet either the minimum $10 million stockholders' equity requirement or, until November 1, 2002, the minimum $4 million net tangible assets for continued listing on the National Market. The Company previously disclosed in an 8-K filed on September 9, 2002, the receipt of notice from Nasdaq of the Company's failure to comply with these requirements for continued listing on the National Market.

      The Company intends to request a hearing in which it will seek to apply to have its Common Stock listed on the Nasdaq SmallCap Market ("SmallCap Market"). The hearing request is expected to stay delisting until a determination is made on the SmallCap Market transfer application. For continued listing on the SmallCap Market, the Company must, among other things, maintain a per share minimum bid price of $1 and maintain a minimum stockholders' equity of $2.5 million. As disclosed in its 10-Q for the quarter ended on June 30, 2002, the Company also received notice from Nasdaq in July 2002 of the potential delisting of the Company's Common Stock because its shares have closed at a per share price of less than $1 since May 23, 2002. No assurance can be provided that the Company will be able to successfully transfer to the SmallCap Market.

      If the Company is unable to transfer to the SmallCap Market, the Company's Common Stock may be eligible for trading on the OTC Bulletin Board or other over-the-counter markets, although there can be no assurance that the Company's Common Stock will be eligible for trading on any alternative exchanges or markets.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2002                          TTR TECHNOLOGIES, INC.


                                                By: /s/ Sam Brill

                                                Sam Brill
                                                Chief Operating Officer